Exhibit 99.1

For immediate release

Endeavour Appoints New Board Member

Houston, February 9, 2010 – Endeavour International Corporation (NYSE-Amex: END) (LSE: ENDV) announced today that Sheldon R. Erikson has been appointed to a position on the company’s board of directors. He will serve as an independent director and as a member of the Compensation and Governance & Nominating Committees of the board.

“Shel is a well-recognized leader in the energy industry and his knowledge and insight will greatly benefit our company as we rapidly move forward with our expansion efforts in the North Sea and United States,” said William L. Transier, chairman, chief executive officer and president. “His experience in the design, engineering and marketing of energy product and services will be especially valuable to us as we develop three fields in the United Kingdom that will contribute significantly to our future production growth.”

Since 1996, Erikson has been and is currently chairman of the board of directors for Cameron International Corporation, a leading supplier of flow equipment products, systems and services to worldwide oil, gas and process industries. He also led Cameron as chief executive officer and president for 14 years. Erikson spent nine years as chairman, chief executive officer and president of The Western Company of North America, a global petroleum service company engaged in pressure pumping, well stimulating and cementing and offshore drilling. Prior to that time, he was president of Joy Petroleum Equipment Group.

Erikson is a director of Rockwood Holdings, Inc. He serves on the board of directors of the National Petroleum Council, American Petroleum Institute, and the Petroleum Equipment Suppliers Association, of which he is a past chairman. Erikson holds an M.B.A. degree from the Harvard Graduate School of Business Administration and studied engineering and economics at the University of Illinois.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit http://www.endeavourcorp.com.

For further information:

Endeavour – Investor Relations
Mike Kirksey	+44 (0) 207 451 2364 713-307-8788